Exhibit 99.1

FOR IMMEDIATE RELEASE

GUILFORD ANNOUNCES PRIVATE PLACEMENT OF
$27.4 MILLION OF COMMON STOCK

BALTIMORE, MD, December 10, 2003 - Guilford Pharmaceuticals Inc. (Nasdaq: GLFD) today announced that it has entered into definitive agreements for the private placement of 4.8 million shares of the Company’s common stock to selected institutional and accredited investors for gross proceeds of approximately $27.4 million. The purchase price per share was $5.67. The Company also issued 7-year warrants to the investors to purchase approximately 960,000 shares of common stock at an exercise price of $7.55 per share. Proceeds from the financing are expected to be used primarily to undertake a Phase III clinical trial to establish a PCI label for AGGRASTAT® Injection. Any additional proceeds would be used to support Phase III clinical development of AQUAVAN® Injection.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The securities have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Guilford

Guilford Pharmaceuticals Inc. is a fully integrated pharmaceutical company engaged in the research, development and commercialization of products that target the hospital market. Presently, Guilford markets two commercial products, GLIADEL® Wafer and AGGRASTAT® Injection. Guilford’s product pipeline includes a novel anesthetic, AQUAVAN® Injection, and drugs for treating Parkinson’s disease and post-prostatectomy erectile dysfunction.

This press release contains forward-looking statements that involve risks and uncertainties, including those described in the section entitled “Risk Factors” contained in the Company’s quarterly report on Form 10-Q filed with the SEC on November 12, 2003, that could cause the Company’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements.

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Contact:	Guilford Pharmaceuticals Inc. Stacey Jurchison 410.631.5022 jurchisons@guilfordpharm.com

Internet addresses:	www.guilfordpharm.com